                                                                       EXHIBIT 4

                               SECURITY AGREEMENT

               This SECURITY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement"), is entered into as of April 26, 2002, by and among CONCEPTS DIRECT, INC., a Delaware corporation (the "Company" or the "Grantor") ST. CLOUD CAPITAL PARTNERS, LP, a Delaware limited partnership ("St. Cloud"), and PHILLIP A. WILAND and LINDA S. WILAND (collectively, "Wiland"), individuals, as secured parties hereunder (St. Cloud, Phillip A. Wiland and Linda S. Wiland are each referred to herein as a "Secured Party" and are collectively referred to herein as the "Secured Parties").

                                    RECITALS:

               WHEREAS, pursuant to that certain Note and Warrant Purchase Agreement, dated as of even date hereof, by and between the Company and the Secured Parties (the "Purchase Agreement"), the Secured Parties are purchasing from the Company (a) the Company's 10.0% Senior Secured Notes in the aggregate principal amount of Four Million Dollars ($4,000,000.00) (each, a "Note", and together the "Notes") and (b) Common Stock Purchase Warrants to purchase an aggregate of 550,000 shares of the common stock, par value $0.10 per share, of Grantor; and

               WHEREAS, in order to induce the Secured Parties to enter into the Purchase Agreement and the other Transaction Documents and to induce the Secured Parties to purchase the Notes as provided for in the Purchase Agreement, Grantor has agreed to grant the Secured Parties, for the ratable benefit of each of the Secured Parties, a continuing security interest in the Collateral (as hereinafter defined) to secure all obligations of Grantor under the Transaction Documents.

                                   AGREEMENT:

               NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. DEFINED TERMS. The following terms shall have the following respective meanings:

               "Accounts" means all of Grantor's now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business.

               "Affiliate" shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of



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voting securities, by contract or otherwise; and the terms "controlling" and
"controlled" have meanings correlative of the foregoing.

               "Assigned Contracts" means, collectively, all of Grantor's rights and remedies under, and all moneys and claims for money due or to become due to Grantor under those contracts set forth on Schedule I hereto, and all other material contracts and agreements to which Grantor is a party, and any and all amendments, supplements, extensions, and renewals thereof including all rights and claims of Grantor now or hereafter existing: (a) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (b) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (c) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (d) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business.

               "Chattel Paper" means all of Grantor's now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business.

               "Colorful Images Business" means the business, revenues and all assets of the Grantor used or useful in or otherwise relating to the Colorful Images catalog and all related businesses, including without limitation, its colorfulimages.com domain name.

               "Documents" means all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by Grantor, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business.

               "Equipment" means all of Grantor's now owned, leased and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by Grantor and all of Grantor's rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business.

               "General Intangibles" means all of Grantor's now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of Grantor of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent


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applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, domain names, computer software, customer lists, registrations, licenses (to the extent used or useful in connection with the Colorful Images Business), franchises, tax refund claims, any funds which may become due to Grantor in connection with the termination of any employee benefit plan or any rights thereto and any other amounts payable to Grantor from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which Grantor is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to Grantor, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business.

               "Instruments" means all instruments as such term is defined in the UCC, now owned or hereafter acquired by Grantor.

               "Inventory" means all of Grantor's now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in Grantor's business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business.

               "Investment Property" means all of Grantor's right title and interest in and to any and all: (a) securities whether certificated or uncertificated, (b) securities entitlements, (c) securities accounts, (d) commodity contracts, or (e) commodity accounts, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business.

               "Mortgages" means any and all mortgages, deeds of trust or other real property encumbrances that secure the Obligations.

               "Proprietary Rights" means all of Grantor's now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks (including, without limitation all Colorful Images trademarks), service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business.

               "Real Estate" means the property subject to the Mortgages.




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               "Supporting Obligations" means all supporting obligations as such term is defined in the UCC, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business.

               "UCC" means the Uniform Commercial Code, as in effect from time to time, of the State of California or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

               All other capitalized terms used but not otherwise defined herein have the meanings given to them in the Purchase Agreement. All other undefined terms contained in this Agreement, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.

        2. GRANT OF LIEN.

               (a) Grantor, as security for all Obligations of Grantor under the Transaction Documents, hereby grants to each Secured Party, for the ratable benefit of the Secured Parties, a continuing security interest in, lien on, assignment of and right of set-off against, all of the following property and assets of Grantor, whether now owned or existing or hereafter acquired or arising, regardless of where located:

               (i)    all Accounts;

               (ii)   all Inventory;

               (iii) all contract rights, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business, including Assigned Contracts;

               (iv)   all Chattel Paper

               (v)    all Documents;

               (vi)   all Instruments;

               (vii)  all Supporting Obligations;

               (viii) all General Intangibles;

               (ix)   all Equipment;

               (x)    all Investment Property;

               (xi) all money, cash, cash equivalents, securities and other property of any kind of such Grantor held directly or indirectly by any of the Secured Parties, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business;




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               (xii) all of Grantor's deposit accounts, credits, and balances with and other claims against any of the Secured Parties or any of their Affiliates or any financial institution with which Grantor maintains deposits, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business;

               (xiii) all books, records and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property and General Intangibles at any time evidencing or relating to any of the foregoing, in each case to the extent (and only to such extent) used or useful in, arising from or otherwise related to the Colorful Images Business; and

               (xv) all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

               All of the foregoing, together with all other property of Grantor in which any of the Secured Parties may at any time be granted a Lien as collateral for the Obligations, is herein collectively referred to as the "Collateral."

               (b) All of the Obligations of Grantor under the Transaction Documents shall be secured by all of the Collateral of Grantor.

        3. PERFECTION AND PROTECTION OF SECURITY INTEREST.

               (a) Grantor shall, at its expense, perform all steps reasonably requested by any Secured Party at any time to perfect, maintain, protect, and enforce such Secured Party's Liens, including: (i) executing and filing financing or continuation statements, and amendments thereof, in form and substance reasonably satisfactory to such Secured Party; (ii) at the Secured Parties request, delivering to the Secured Parties the originals of all Instruments, Documents, and Chattel Paper, and all other Collateral of which the Secured Parties reasonably determine they should have physical possession in order to perfect and protect the Secured Parties' security interest therein, duly pledged, endorsed or assigned to the Secured Parties without restriction;
(iii) delivering to the Secured Parties warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued and certificates of title covering any portion of the collateral for which certificates of title have been issued; (iv) at the request of the Secured Parties when a Event of Default has occurred and is continuing, transferring Inventory to warehouses or other locations designated by the Secured Parties (or such Secured Party); (v) placing notations on Grantor's books of account to disclose the Secured Parties' security interest; (vi) obtaining control agreements in favor of the Secured Parties from securities intermediaries with respect to financial assets in the possession of securities intermediaries;
(vii) at the request of the Secured Parties, assigning and delivering to the Secured Parties all Supporting Obligations, including letters of credit on which Grantor is named beneficiary with the written consent of the issuer thereof; and
(viii) taking such other steps as are reasonably deemed necessary or desirable by any Secured Party to maintain and protect such Secured Party's Liens. To the extent permitted by applicable law, any Secured Party may file, without Grantor's signature, one or more financing statements disclosing such Secured Party's



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Liens. Grantor agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

               (b) If any Collateral is at any time in the possession or control at any third party warehouse or agent, then Grantor shall notify each Secured Party thereof and shall obtain a letter from such third party acknowledging the Secured Parties security interest in such Collateral. If at any time any Collateral is located in any operating facility of any Grantor that is leased by any Grantor, then such Grantor shall obtain written landlord lien waivers or subordinations, in form and substance reasonably satisfactory to the Secured Parties, that waives or subordinates all present and future Liens which the owner or lessor of such premises may be entitled to assert against the Collateral.

               (c) So long as the Purchase Agreement is in effect and until all Obligations have been fully satisfied, each Secured Party's Liens shall continue in full force and effect in all Collateral.

               (d) The exercise of remedies with respect to the Collateral described in this Section 3 is subject to the provisions of Section 26.

        4. LOCATION OF COLLATERAL. Grantor represents and warrants to the Secured Parties that: (a) Schedule II is a correct and complete list of Grantor's chief executive office, the location of its books and records, the locations of the Collateral, and the locations of all of its other places of business; and (b) Schedule II correctly identifies any of such facilities and locations that are not owned by Grantor and sets forth the names of the owners and lessors or sublessors of such facilities and locations. Grantor covenants and agrees that it will not (i) maintain any Collateral at any location other than those locations listed for Grantor on Schedule II attached hereto, (ii) otherwise change or add to any of such locations, or (iii) change the location of its chief executive office from the location identified in Schedule II, unless it gives each Secured Party at least thirty (30) days' prior written notice thereof and executes any and all financing statements and other documents that any Secured Party reasonably requests in connection therewith. Without limiting the foregoing, Grantor represents that all of its Inventory (other than Inventory not yet received) is, and covenants that all of its Inventory will be, located either (a) on premises owned by Grantor, (b) on premises leased by Grantor, provided that the Secured Parties have received an executed landlord waiver from the landlord of such premises in form and substance satisfactory to the Secured Parties, or (c) in a warehouse or with a bailee, provided that the Secured Parties have received an executed bailee letter from the applicable Person in form and substance satisfactory to the Secured Parties.

        5. JURISDICTION OF ORGANIZATION. Schedule III attached hereto identifies the jurisdiction in which Grantor is incorporated or organized.

        6. TITLE TO, LIENS ON, AND SALE AND USE OF COLLATERAL. Grantor represents and warrants to the Secured Parties and agrees with the Secured Parties that: (a) all of the Collateral is and will continue to be owned by Grantor free and clear of all Liens whatsoever, except for Permitted Liens and sales in the ordinary course and any sale required under Section 26; (b) the Secured Parties Liens in the Collateral will not be subject to any prior Lien; and



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(c) Grantor will use, store, and maintain the Collateral with all reasonable care and will use such Collateral for lawful purposes only.

        7. APPRAISALS. Upon the request of the Secured Parties whenever a default or Event of Default has occurred and is continuing, Grantor shall, at its expense, provide each Secured Party with appraisals of any or all of the Collateral from an appraiser, and prepared on a basis, satisfactory to the Secured Parties.

        8. ACCESS AND EXAMINATION. Any Secured Party may at all reasonable times during regular business hours (and at any time when a default or Event of Default exists and is continuing) have access to, examine, audit, make extracts from or copies of and inspect any or all of Grantor's records, files, and books of account and the Collateral, and discuss Grantor's affairs with Grantor's officers and management. Grantor will deliver to the Secured Parties any instrument necessary for the Secured Parties to obtain records from any service bureau maintaining records for Grantor. Upon the request of the Secured Parties when an Event of Default has occurred and is continuing, the Secured Parties (or such Secured Party) may, at the Grantor' expense, make copies of all of Grantor's books and records, or require Grantor to deliver such copies to the Secured Parties (or such Secured Party). The Secured Parties may, without expense to any Secured Party, use such of Grantor's respective personnel, supplies, and Real Estate as may be reasonably necessary for maintaining or enforcing each Secured Party's Liens. The Secured Parties shall have the right, at any time, in such Secured Party's name or in the name of a nominee of such Secured Party, to verify the validity, amount or any other matter relating to the Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise.

        9. [INTENTIONALLY OMITTED.]

        10. [INTENTIONALLY OMITTED.]

        11. [INTENTIONALLY OMITTED.]

        12. INVENTORY.

               (a) Grantor represents and warrants to the Secured Parties and agrees with the Secured Parties that all of the Inventory owned by Grantor is and will be held for sale or lease, or to be furnished in connection with the rendition of services, in the ordinary course of Grantor's business, and is and will be fit for such purposes. Grantor will keep its Inventory in good and marketable condition, except for damaged or defective goods arising in the ordinary course of Grantor's business. Grantor agrees that all Inventory produced by Grantor in the United States of America will be produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders thereunder. Grantor will conduct a physical count of the Inventory at the Secured Parties request after an Event of Default. Grantor will not, without the Secured Parties' written consent, sell any Inventory on a bill-and-hold, guaranteed sale, sale and return or sale on approval.

               (b) In connection with all Inventory financed by Letters of Credit, Grantor will, at the Secured Parties' request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, Documents or Instruments in which the Secured Parties hold a security interest to deliver them to the Secured Parties and/or



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subject to the Secured Parties' order, and if they shall come into Grantor's possession, to deliver them, upon request, to the Secured Parties in their original form. Grantor shall also, at the Secured Parties' request, designate the Secured Parties as the consignee on all bills of lading and other negotiable and non-negotiable documents.

        13. EQUIPMENT.

               (a) Grantor represents and warrants to the Secured Parties and agrees with the Secured Parties that all of the Equipment owned by Grantor is and will be used or held for use in Grantor's business, and is and will be fit for such purposes. Grantor shall keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof.

               (b) Grantor shall promptly inform the Secured Parties of any material additions to or deletions from the Equipment. Grantor shall not permit any Equipment to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Secured Parties do not have a Lien. Grantor will not, without the Secured Parties' prior written consent, alter or remove any identifying symbol or number on Grantor's Equipment constituting Collateral.

               (c) Except as otherwise permitted under the Purchase Agreement, Grantor will not, without the Secured Parties' prior written consent, sell, lease as a lessor, or otherwise dispose of any of Grantor's Equipment.

        14. ASSIGNED CONTRACTS. Grantor shall fully perform all of its obligations under each of the Assigned Contracts, and shall enforce all of its rights and remedies thereunder, in each case, as it deems appropriate in its business judgment; provided, however, that except after and during the continuance of an Event of Default Grantor shall have full power to amend, modify or terminate any such contract it deems appropriate in its business judgment, and that after and during the continuance of an Event of Default but subject to the provisions of Section 26 that Grantor shall not take any action or fail to take any action with respect to its Assigned Contracts which would cause the termination of a material Assigned Contract. Without limiting the generality of the foregoing, after and during the continuance of an Event of Default, but subject to the provisions of Section 26, Grantor shall take all action necessary or appropriate to permit, and shall not take any action which would have any materially adverse effect upon, the full enforcement of all indemnification rights under its Assigned Contracts. Except as otherwise provided in the first sentence, and subject to Section 26, Grantor shall notify the Secured Parties in writing, promptly after Grantor becomes aware thereof, of any event or fact which could give rise to a material claim by it for indemnification under any of its Assigned Contracts, and shall diligently pursue such right and report to the Secured Parties on all further developments with respect thereto. Except as otherwise provided in the first sentence, and subject to Section 16, Grantor shall fail after the Secured Parties' demand to pursue diligently any right under its Assigned Contracts, or if an Event of Default then exists, the Secured Parties may, directly enforce such right in their own or the Grantor's name and may enter into such settlements or other agreements with respect thereto as the Secured Parties shall determine. In any suit, proceeding or action brought by the Secured Parties under any Assigned Contract for any sum owing thereunder or to enforce any provision thereof, the Grantor shall indemnify and hold the



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Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaims, recoupment, or reduction of liability whatsoever of the obligor thereunder arising out of a breach by Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing from Grantor to or in favor of such obligor or its successors except, with respect to any Secured Party, for such expenses, losses or damages that are attributable solely to the gross negligence or willful misconduct of such Secured Party as finally determined by a court of competent jurisdiction. All such obligations of Grantor shall be and remain enforceable only against the Grantor and shall not be enforceable against any of the Secured Parties. Notwithstanding any provision hereof to the contrary, Grantor shall at all times remain liable to observe and perform all of its duties and obligations under its Assigned Contracts, and the Secured Parties' exercise of any of their respective rights with respect to the Collateral shall not release Grantor from any of such duties and obligations. No Secured Party shall be obligated to perform or fulfill any of Grantor's duties or obligations under its Assigned Contracts or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property.

        15. DOCUMENTS, INSTRUMENTS, AND CHATTEL PAPER. Grantor represents and warrants to the Secured Parties that (a) all Documents, Instruments, and Chattel Paper describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine, and (b) all goods evidenced by such Documents, Instruments, and Chattel Paper are and will be owned by Grantor, free and clear of all Liens other than Permitted Liens.

        16. RIGHT TO CURE. The Secured Parties may, in their discretion (but shall have not obligation to), pay any amount or do any act required of Grantor hereunder or under any other Transaction Document in order to preserve, protect, maintain or enforce the Obligations, the Collateral or the Secured Parties' Liens therein, and which Grantor fails to pay or do, including payment of any judgment against Grantor, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord's or bailee's claim, and any other Lien upon or with respect to the Collateral. All reasonable payments that any Secured Party makes under this Section 16 and all reasonable out-of-pocket costs and expenses that any Secured Party pays or incurs in connection with any action taken by it hereunder shall be subject to reimbursement by the Company. Any payment made or other action taken by any Secured Party under this Section 16 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

        17. POWER OF ATTORNEY. Grantor hereby appoints each Secured Party (subject to Section 26) or its designee as Grantor's attorney, with power: (a) to endorse Grantor's name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into any of the Secured Parties' possession; (b) to sign Grantor's name on any invoice, bill of lading, warehouse receipt or other negotiable or non-negotiable Document constituting Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records and to file any such financing statements by electronic means with or without a signature as authorized or required by



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

applicable law or filing procedure; (c) so long as any Event of Default has occurred and is continuing, to notify the post office authorities to change the address for delivery of Grantor's mail to an address designated by the Secured Parties and to receive, open and dispose of all mail addressed to Grantor; (d) to send requests for verification of Accounts to customers; (e) to complete in Grantor's name or such Secured Party's (or designee's) name, any order, sale or transaction, obtain the necessary Documents in connection therewith, and collect the proceeds thereof; (f) to clear Inventory through customs in Grantor's name, or such Secured Party's (or designee's) name and to sign and deliver to customs officials powers of attorney in Grantor's name for such purpose; and (g) to do all things necessary to carry out the Purchase Agreement and this Agreement and the other Transaction Documents. Grantor ratifies and approves all acts of such attorney. None of the Secured Parties nor their attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law except for their willful misconduct. This power, being coupled with an interest, is irrevocable until the Purchase Agreement has been terminated and the Obligations have been fully satisfied.

        18. CERTAIN RIGHTS, DUTIES AND LIABILITIES OF THE SECURED PARTIES.

               (a) Grantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. The Obligations shall not be affected by any failure of any of the Secured Parties to take any steps to perfect any Secured Party's Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release Grantor from any of the Obligations. Following the occurrence and during the continuation of an Event of Default, the Secured Parties may (but shall not be required to), without notice to or consent from Grantor, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of Grantor for the Obligations or under the Purchase Agreement or any other Transaction Document or any other agreement now or hereafter existing between the Secured Parties and/or any of the Secured Parties and Grantor.

        19. PATENT, TRADEMARK AND COPYRIGHT COLLATERAL.

               (a) As of the date hereof, Grantor has no other interest in, or title to, any patent, trademark or copyright included in the Collateral except as set forth in Schedule IV hereto. This Agreement is effective to create a valid and continuing Lien on and, perfected Liens in favor of the Secured Parties on Grantor's patents, trademarks and copyrights included in the Collateral and such perfected Liens are enforceable as such as against any and all creditors of and purchasers from Grantor. All action necessary or desirable to protect and perfect the Secured Parties' Liens on Grantor's patents, trademarks or copyrights included in the Collateral shall have been duly taken.

               (b) Grantor shall notify the Secured Parties immediately if it knows or has reason to know that any application or registration relating to any patent, trademark or copyright

(now or hereafter existing) included in the Collateral may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding Grantor's ownership of any patent, trademark or copyright included in the Collateral, its right to register the same, or to keep and maintain the same.

               (c) In no event shall Grantor, either directly or through any agent, employee, licensee or designee, file an application for the registration of any patent, trademark or copyright included in the Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without giving the Secured Parties prior written notice thereof,

               (d) Grantor shall take all actions necessary or requested by the Secured Parties to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the patents, trademarks and copyrights (now or hereafter existing) included in the Collateral, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.

               (e) In the event that any of patent, trademark or copyright included in the Collateral is infringed upon, or misappropriated or diluted by a third party, the Company shall notify the Secured Parties promptly after the Company learns thereof. Grantor shall, unless it shall reasonably determine that such patent, trademark or copyright is in no way material to the conduct of its business or operations, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as the Secured Parties shall deem appropriate under the circumstances to protect such patent, trademark or copyright.

        20. INDEMNIFICATION. In any suit, proceeding or action brought by any Secured Party relating to any Account, Chattel Paper, Contract, Document, General Intangible or Instrument for any sum owing thereunder or to enforce any provision of any Account, Chattel Paper, Contract, Document, General Intangible or Instrument, Grantor will save, indemnify and keep the Secured Parties and the Secured Parties harmless from and against all expense (including reasonable attorneys' fees and expenses), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from Grantor, except in the case of any of the Secured Parties, to the extent such expense, loss, or damage is attributable solely to the gross negligence or willful misconduct of such Secured Party as finally determined by a court of competent jurisdiction.

        21. LIMITATION ON LIENS ON COLLATERAL. Grantor will not create, permit or suffer to exist, and will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interests of each of the Secured Parties in and to any of Grantor's rights under the Collateral against the claims and demands of all Persons whomsoever.

        22. NOTICE REGARDING COLLATERAL. Grantor will advise the Secured Parties promptly, in reasonable detail, (i) of any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral, and (ii) of the occurrence of any other event which could have a Material Adverse Effect.

        23. REMEDIES; RIGHTS UPON DEFAULT.

               (a) In addition to all other rights and remedies granted to it under this Agreement, the Purchase Agreement, the other Transaction Documents and under any other instrument or agreement securing, evidencing or relating to any of the Obligations, if any Event of Default shall have occurred and be continuing, the Secured Parties may exercise all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Grantor expressly agrees that in any such event the Secured Parties, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith enter upon the premises of Grantor where any Collateral is located through selfhelp, without judicial process, without first obtaining a final judgment or giving Grantor or any other Person notice and opportunity for a hearing on the Secured Parties' claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Parties shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Secured Parties, the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Grantor hereby releases. Such sales may be adjourned and continued from time to time with or without notice. The Secured Parties shall have the right to conduct such sales on Grantor's premises or elsewhere and shall have the right to use Grantor's premises without charge for such time or times as the Secured Parties deems necessary or advisable.

               (b) Grantor further agrees, at the Secured Parties' request, to assemble the Collateral and make it available to the Secured Parties at places which the Secured Parties shall select, whether at Grantor's premises or elsewhere. Until the Secured Parties are able to effect a sale, lease, or other disposition of Collateral, the Secured Parties shall have the right to hold or use Collateral, or any part thereof, to the extent that deemed appropriate by the Secured Parties for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Secured Parties. The Secured Parties shall have no obligation to Grantor to maintain or preserve the rights of Grantor as against third parties with respect to Collateral while Collateral is in the possession of the Secured Parties. The Secured Parties may, if they so elect, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Secured Parties' remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. The Secured Parties shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale ratably to the Obligations as provided in the Purchase Agreement, and only after so paying over such net proceeds, and after the payment by the Secured Parties of any other amount required by any provision of law, need the Secured Parties account for the surplus, if any, to Grantor. To the maximum extent permitted by applicable law, Grantor waives all claims, damages, and demands against any of the Secured Parties arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of the Secured Parties or any of the Secured Parties as finally determined by a court of competent jurisdiction. Grantor agrees that ten (10) days prior notice by the Secured Parties of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys' fees or other expenses incurred by any of the Secured Parties to collect such deficiency.

               (c) Except as otherwise specifically provided herein, Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

               (d) The provisions of this Section are subject to the provisions of Section 26.

        24. GRANT OF LICENSE TO USE INTELLECTUAL PROPERTY. For the purpose of enabling the Secured Parties to exercise rights and remedies under Section 23 hereof (including, without limiting the terms of Section 23 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as the Secured Parties shall be lawfully entitled to exercise such rights and remedies, Grantor hereby grants to the Secured Parties, for the benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by Grantor (in the cases of licenses from third parties, to the extent permitted under the terms of such licenses), and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. In the event that any third party consent is required to effectuate the foregoing, Grantor shall use its reasonable efforts to obtain any such consent.

        25. LIMITATION ON SECURED PARTY'S DUTY IN RESPECT OF COLLATERAL. Each of the Secured Parties shall use reasonable care with respect to the Collateral in its possession or under its control. No Secured Parties shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of any Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

        26. LIMITATION OF REMEDIES AS TO CERTAIN COLLATERAL; INTERCREDITOR PROVISIONS.

               (a) Notwithstanding any contrary provision of this Agreement or any other Transaction Document, and as long as a petition of voluntary or involuntary bankruptcy (in the case of any such involuntary petition, that has not been withdrawn or removed within ten

(10) days after demand by any Secured Party) has not been filed against the Company, the Secured Parties agree that their rights under this Agreement with respect to all of the Collateral hereunder (but not including the Real Estate) shall be subject to the following:

        (1) Upon receipt by the Company of a notice of an Event of Default (a "Default Notice") by a Secured Party, which default is not cured within the applicable grace period, if any, under the Transaction Documents, the Company shall, within 10 days of receipt of such notice, provide the Secured Parties a list of three (3) investment banks with recognized expertise in the direct marketing and/or catalog retailing business that the Company wishes to hire, at its own expense, to sell the Colorful Images Business as a going concern or otherwise in a transaction intended to maximize the return from such a sale in a timely manner to all creditors and equityholders of the Company (the "CIB Sale"). The Secured Parties shall have five (5) days in which to agree to one of the three investment banks. In the event that the Secured Parties are unable to agree on any one of the three, St. Cloud may designate one of the three and, if it does not do so within 10 Business Days, the Company shall select one of the three within 5 Business Days. Upon selection of an investment bank in accordance with the foregoing, the Company shall promptly (and in any event within 10 Business Days) retain such investment bank at Company's expense to effect the CIB Sale.

        (2) For a period of six (6) months from receipt of the Default Notice, the Secured Parties agree, so long as no petition for voluntary or involuntary bankruptcy has been filed (in the case of any such involuntary petition, that has not been withdrawn or removed within ten (10) days after demand by any Secured Party), not to exercise any of their remedies under Section 23 with respect to any Collateral other than the Real Estate pursuant to this Agreement or any of the Transaction Documents so as to allow the investment bank retained (the "Investment Bank") to find a credit worthy party to enter into an agreement with the Company to purchase the Colorful Images Business. The Company shall provide each of the Secured Parties regular reports on the Investment Bank's progress and the Secured Parties shall be authorized to communicate directly with the Investment Bank with respect to all matters relating to the Collateral and the sale thereof.

        (3) St. Cloud may exercise any of its rights and remedies at any time with respect to the Real Estate after receipt by the Company of a Default Notice that is not cured within the applicable grace period, if any, under the Transaction Documents. The parties agree that all proceeds realized with respect to the Real Estate shall first be applied to the costs and expenses (including attorney's fees) of realizing on such Collateral, then towards the Obligations owed to St. Cloud under the Purchase Agreement, the Notes and the other Transaction Documents and thereafter to amounts owed to Wiland.

        (4) In the event that (i) the Company has not retained an investment bank as required under clause (1) above, (ii) the Secured Parties have not received, within 10 days after retention of the Investment Bank, a written opinion from the Investment

               Bank that the CIB Sale can be effected at no less than the Minimum Price (as defined below) within the time frame required hereunder, (ii) the Company has not entered into a definitive agreement with a creditworthy purchaser within six (6) months after receipt of a Default Notice for the CIB Sale at or above the price that will result, after payment of all expenses, in the Secured Parties receiving in cash all amounts due to them under the Notes and the Note Purchase Agreement (less, with respect to any Secured Party, any proceeds received by such Secured Party in respect of such amounts from the sale of the Real Estate) (the "Minimum Price"), (iv) the Investment Bank informs the Company that it believes it will be unable to identify for the Company a purchaser willing to pay the Minimum Price in a CIB Sale or (v) the Investment Bank is not making a commercially reasonable effort to effectuate the CIB Sale at or above the Minimum Price, each of the Secured Parties that has not been paid in full may exercise any and all rights and remedies of the Secured Parties under this Agreement and the Transaction Documents.

        (5) In the event that Company has entered into a definitive agreement with a creditworthy purchaser for the CIB Sale at or above the Minimum Price within six (6) months of receipt of a Default Notice, the Company shall have sixty (60) days in which to close the transaction contemplated therein and shall disburse the proceeds received pursuant to Section 26(d) immediately upon receipt so as to pay in full the Secured Parties. In the event the Company fails to close the transaction within sixty (60) days, each of the Secured Parties may exercise any and all rights and remedies of the Secured Parties under this Agreement and the Transaction Documents.

        (6) The Secured Parties agree to consent to any CIB Sale that results in the Minimum Price or higher and to release, upon receipt by the Secured Parties of indefeasible payment in full in cash of all Obligations owing to the Secured Parties, all security interests granted under this Agreement and the Transaction Documents so as to effectuate such sale.

        (7) Until a Secured Party has the right under paragraph (4) or (5) of this Section 26(a) to exercise rights and remedies under this Agreement or the Transaction Documents, Grantor shall have the right to deal with the Assigned Contracts, and all other Collateral other than the Real Estate as though no Event of Default has occurred or is continuing but shall do so only in the ordinary course of business and in accordance with past practices.

               (b) Whenever an Event of Default has occurred or is continuing, Phillip A. Wiland and/or Linda S. Wiland shall have the right to purchase from St. Cloud all of its Notes upon payment in full in cash of all Obligations owing to St. Cloud; such payment to be made in cash within five (5) Business Days after receipt by St. Cloud of written notice (which shall be irrevocable) of the exercise of such right, whereupon St. Cloud shall have no further rights under the Note or this Agreement except with respect to any amounts owed to it for expenses required to be paid to it under the Note or this Agreement.

               (c) Except as set forth in Section 26(a), notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document and irrespective of:

               (1) the time, order or method of attachment or perfection of the security interests created by any Security Document,

               (2) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any Collateral,

               (3) anything contained in any filing or agreement to which any Secured Party now or hereafter may be a party and

               (4) the rules for determining priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors,

the security interests of the Secured Parties in the Collateral other than the Real Estate as provided in Section 26(a) shall be of equal priority.

               (d) Any money, property or securities realized upon the sale, disposition or other realization upon all or any part of the Collateral (other than with respect to the Real Estate, which shall be governed by Section 26(a)(3) above), shall be applied in the following order:

               (1) First, to the payment in full of all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) paid or incurred by the Investment Bank and each Secured Party in connection with such realization on the Collateral or the protection of their rights and interests therein;

               (2) Second, to the Secured Parties, ratably, in payment of all Obligations until such Obligations are paid in full;

               (3) Third, to the Company, or its representative or as a court of competent jurisdiction may direct, any surplus then remaining.

In furtherance of the foregoing, each Secured Party agrees that if it receives any payment in respect of the Obligations in excess of its ratable share of all such payments received by all Secured Parties (other than amounts received by St. Cloud in respect of the Real Estate as set forth herein), such Secured Party shall immediately pay to the other Secured Parties such amount as is necessary so that all Secured Parties have received their ratable share of all such payments and, in the event of any such payment by a Secured Party, Grantor agrees that the Obligations owing to such Secured Party shall be reinstated to the extent of such payment.

               (e) Any dispute among the Secured Parties under this Section 26 shall be settled by arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration by three arbitrators, of whom St. Cloud shall select one, Phillip A. Wiland and Linda S. Wiland collectively shall select one and such two arbitrators shall select the third arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be Los Angeles, California.

        27. MISCELLANEOUS.

               (a) REINSTATEMENT. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Grantor's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

               (b) NOTICES. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Purchase Agreement.

               (c) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement is to be read, construed and applied together with the Purchase Agreement and the other Transaction Documents which, taken together, set forth the complete understanding and agreement of the Secured Parties and the Grantor with respect to the matters referred to herein and therein.

               (d) NO WAIVER; CUMULATIVE REMEDIES. No Secured Party shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Secured Parties and then only to the extent therein set forth. A waiver by the Secured Parties of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Secured Parties would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of any of the Secured Parties, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Secured Parties and the Company.

               (e) LIMITATION BY LAW. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

               (f) TERMINATION OF THIS AGREEMENT. Subject to Section 27(a) hereof, this Agreement shall terminate upon the payment in full of all Obligations (other than indemnification Obligations as to which no claim has been asserted).

               (g) SUCCESSORS AND ASSIGNS. This Agreement and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor (including any debtor-in-possession on behalf of Grantor) and shall, together with the rights and remedies of the Secured Parties hereunder, inure to the benefit of the Secured Parties, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to the Secured Parties hereunder. Grantor may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Agreement.

               (h) COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement.

               (i) GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE TRANSACTION DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS SECURITY AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. GRANTOR HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CITY OF LOS ANGELES, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN GRANTOR AND THE SECURED PARTIES PERTAINING TO THIS SECURITY AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, PROVIDED, THAT THE SECURED PARTIES AND GRANTOR ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF LOS ANGELES COUNTY, CITY OF LOS ANGELES, AND, PROVIDED, FURTHER, NOTHING IN THIS SECURITY AGREEMENT

SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY SECURED PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE SECURED PARTIES. GRANTOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND GRANTOR HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. GRANTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO GRANTOR AT THE ADDRESS SET FORTH IN
SECTION 11.12 OF THE PURCHASE AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE ACTUAL RECEIPT THEREOF.

               (j) WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES EXCEPT AS EXPRESSLY SET FORTH IN SECTION 26), THE PARTIES DESIRE THAT DISPUTES ARISING HEREUNDER OR RELATING HERETO (EXCEPT AS EXPRESSLY SET FORTH IN SECTION 26) BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE SECURED PARTIES (OR ANY SECURED PARTY) AND GRANTOR ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED IN CONNECTION WITH, THIS SECURITY AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO.

               (k) SECTION TITLES. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

               (l) NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

               (m) ADVICE OF COUNSEL. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Section 27(i) and Section 27(j), with its counsel.

               (n) BENEFIT OF THE SECURED PARTIES. All Liens granted or contemplated hereby shall be for the benefit of the Secured Parties, and all proceeds or payments realized from Collateral in accordance herewith shall be applied to the Obligations in accordance with the terms of the Purchase Agreement.

               IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

                                        CONCEPTS DIRECT, INC.,
                                        as a Grantor

                                        By: /s/ CODY S. McGARRAUGH
                                           -----------------------------------
                                            Name:  Cody S. McGarraugh
                                            Title: Chief Financial Officer


                                        ST. CLOUD CAPITAL PARTNERS, LP,
                                        as a Secured Party

                                        By: /s/ MARSHALL S. GELLER
                                           -----------------------------------
                                            Name: Marshall S. Geller
                                                  ----------------------------
                                            Title: Senior Manager
                                                   ---------------------------


                                        PHILLIP A. WILAND,
                                        as a Secured Party

                                        By: /s/ PHILLIP A. WILAND
                                           -----------------------------------
                                            Phillip A. Wiland


                                        LINDA S. WILAND,
                                        as a Secured Party

                                        By: /s/ LINDA S. WILAND
                                           -----------------------------------
                                            Linda S. Wiland


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